Contact:
Brian Campbell, Investor Relations
201.748.6874
brian.campbell@wiley.com

Wiley Reports Second Quarter 2018 Results

December 6, 2017 (Hoboken, NJ) – John Wiley & Sons, Inc. (NYSE: JW-A and JW-B), a global research and learning company, today announced results for the second quarter ending October 31, 2017.

HIGHLIGHTS
➢	Revenue increased 6% to $452 million; +3% at constant currency
➢	Adjusted EPS increased 32% to $1.03; +22% at constant currency. EPS on a GAAP basis at $1.04, up from ($0.20)
➢	Free Cash Flow less Product Development Spending for six months improved by $38 million
➢	Brian A. Napack named as President and CEO

FINANCIAL SUMMARY

Unaudited ($millions except for EPS)
GAAP Measures	Q2 2018	Q2 2017	Change	Change Constant Currency
Revenue	$451.7	$425.6	6%	3%
Operating Income	$82.8	$47.6	74%
Diluted EPS	$1.04	($0.20)	+$1.24
Non-GAAP Measures	Q2 2018	Q2 2017	Change	Change Constant Currency
Adjusted Operating Income	$81.4	$63.3		16%
Adjusted EPS	$1.03	$0.78		22%

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Revenue increase was largely driven by growth in Research Journals (+3%), STM and Professional Publishing (+4%), and Education Services/Online Program Management (+6%), as well as growth from the Atypon acquisition (+$6 million).

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Adjusted Operating Income growth was mainly due to higher revenue and lower technology expenses, including ERP implementation costs.  Adjusted Contribution to Profit (CTP) for Research, Publishing, and Solutions rose for all three segments.   GAAP Operating Income increased 74% to $82.8 million, which also reflected the timing of restructuring charges and credits, as well as a settlement charge related to a pension distribution for terminated employees in the prior year.

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Adjusted EPS increase was due to higher operating income and lower interest expense.  GAAP EPS growth (+$1.24) also reflected unfavorable items in the prior year, including an income tax settlement in Germany (-$0.83) and the pension settlement charge (-$0.10).

•	Return to Shareholders: During the quarter, Wiley repurchased 285,599 shares for $15.2 million at an average cost of $53.37. Approximately 3.2 million shares remain in the repurchase program.

MANAGEMENT COMMENTARY
"The second quarter was highlighted by the announcement of Brian Napack as our new President and CEO and Ella Balagula as our new EVP of Publishing.  We also realized improved growth in Research, better than expected results in Publishing, and significant progress in our operational excellence initiatives," said Matthew Kissner, Chairman.  "This month, we celebrate 210 years of enabling many of the world's advances in research and learning.  While we are immensely proud of our legacy, we are just as energized by the opportunities ahead of us."

FISCAL YEAR 2018 OUTLOOK
The Company reaffirms its fiscal 2018 guidance.
Metric ($M)	FY17 Actual	FY18 Expectation (at constant currency)
Revenue	$1,718.5	Approximately even
Adjusted Operating Income	$228.4	Approximately even
Adjusted EPS	$3.01	Low-single digit % decline
Cash from Operations	$314.5	$350 million or higher
Capex	$148.3	Slightly lower

Adjusted Results:  The Company provides financial measures referred to as "adjusted," which exclude unusual charges and credits as more fully described in the attached financial schedules.  For the three and six month periods ended October 31, 2017, the Company excluded foreign exchange gains and losses on intercompany transactions in deriving adjusted earnings in the current and prior year periods.  This change will also be reflected in subsequent periods.  The Company believes these gains and losses, which result from transactions associated with tax planning efforts, do not reflect its underlying performance.

Foreign Exchange:  Foreign exchange was beneficial to second quarter revenue and EPS by $14.5 million and $0.08, respectively, and first half revenue and EPS by $17.3 million and $0.15.  If current rates were to hold through year-end, Wiley would record positive FX variances in the fiscal year of approximately $45 million in revenue, $25 million in operating income, and $0.35 in EPS due to changes in exchange rates and functional currency gains related to calendar year 2017 journal subscriptions in the UK.

Note: variances in this release are on a constant currency basis unless otherwise noted.

RESEARCH SEGMENT
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Revenue:  $228.9 million (+11% GAAP; +5% constant currency).  The increase was driven primarily by the contribution from the Atypon acquisition (+$6 million), strong Open Access growth (+25%), and higher Licensing, Reprints, Backfile and Other revenue (+11%).

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Adjusted Contribution to Profit:  $70.8 million (+4% constant currency).   Improved performance reflected higher revenue offset primarily by Atypon expenses and higher royalty costs.  GAAP Contribution to Profit of $71.2 million (+18%) also reflected impacts from foreign exchange and the timing of restructuring charges and credits.

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Society Publishing Partnerships:  Two new society contracts were signed in the quarter with combined annual revenue of $3.0 million and ten were renewed with combined annual revenue of $6.6 million.  None were lost.

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Wiley Digital Archives: In October, Wiley launched a new program to enable institutional customers to purchase digital access to unique or rare historical primary sources, digitized from partner societies, libraries, and archives around the world.

PUBLISHING SEGMENT
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Revenue:  $165.0 million (+1% GAAP; flat constant currency).  Better than expected performance was driven by STM, Professional, and Educational Publishing (+2%) and growth in Test Preparation and Certification (+5%) and Licensing, Distribution, Advertising, and Other (+11%).  Course Workflow (WileyPLUS) was down 18% in the quarter due to the timing of revenue recognition.  Operationally, WileyPLUS sales (net of actual returns) rose 8% for the quarter and 4% for the six months.  The timing differences for revenue recognition reflect longer sales amortization for subscription periods extending across two semesters.

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Adjusted Contribution to Profit:  $42.5 million (+14% constant currency).  Improved performance was primarily due to savings from operational excellence initiatives.  GAAP Contribution to Profit of $42.5 million (+16%) also reflected impacts from foreign exchange and the timing of restructuring charges and credits.

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New Leadership: In October, Wiley announced Ella Balagula as the new Executive Vice President of Wiley's Publishing segment.  Prior to joining, Ms. Balagula was Senior Vice President and General Manager of Engineering Solutions at Elsevier, where she was responsible for commercial go-to-market, product management, software development and content acquisition and production in the engineering and academic segments.

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Partnership:  In November, Wiley and Kortext, a digital textbook and personal study platform, announced a partnership with the Egyptian Knowledge Bank (EKB) to provide digital textbooks to every Egyptian citizen and all universities, empowering their students to learn anytime, anywhere.

SOLUTIONS SEGMENT
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Revenue:  $57.9 million (+3% GAAP and +2% constant currency).  Growth in Education Services/Online Program Management (+6%) more than offset a 4% decline in Corporate Learning (CrossKnowledge), where French government funding slowed for unemployment initiatives and blended learning programs, and a 2% decline in Professional Assessment, where our pre-hire assessment business has been shifting from enterprise direct sales to higher margin partner channels.

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Adjusted Contribution to Profit:  Increased 14% to $6.7 million.  Improvement driven by higher revenue and increased operating efficiency.  GAAP Contribution to Profit of $7.3 million (+36%) also reflected impacts from foreign exchange and the timing of restructuring charges and credits.

•	Education Services (OPM): Wiley signed four new programs and discontinued one this quarter. As of October 31, Wiley had 39 university partners and 254 programs under contract.

SIX MONTH RESULTS

Unaudited ($millions except for EPS)
GAAP Measures	1H 2018	1H 2017	Change	Change Constant Currency
Revenue	$863.2	$829.9	4%	2%
Operating Income	$97.3	$91.6	6%
Diluted EPS	$1.20	$0.34	+$0.86
Cash Flow Used For Operations	($46.4)	($86.1)	46%
Non-GAAP Measures	1H 2018	1H 2017	Change	Change Constant Currency
Adjusted Operating Income	$125.2	$106.3		5%
Adjusted EPS	$1.62	$1.31		12%
Free Cash Flow less Product Development Spending	(117.8)	($155.4)		24%

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Revenue growth for the first six months driven primarily by Research Journals (+2%), Education Services/Online Program Management (+10%), and Test Preparation and Certification (+14%), as well as growth from the Atypon acquisition (+$14 million GAAP).  Research and Solutions revenue growth more than offset a 4% decline in Publishing revenue.

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Adjusted Operating Income growth for the first half was mainly due to the increase in revenue, which was partially offset by $6 million of one-time credits related to employee benefit plans in the prior year.  GAAP Operating Income was up 6% to $97.3 million as higher restructuring charges were more than offset by the pension settlement charge in the prior year and the favourable impact of foreign exchange in the current year.

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Adjusted EPS growth in the first six months was due to higher operating income and lower interest expense.  GAAP EPS growth (+$0.86) also reflected restructuring charges in both periods and an income tax settlement in Germany (-$0.82) in the prior year.

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Free Cash Flow less Product Development Spending improvement was mainly due to the timing of cash collections and payments as anticipated in the fourth quarter 2017 report.  Free cash flow is seasonally negative in the first half of Wiley's fiscal year principally due to the timing of collections for journal subscriptions.

EARNINGS CONFERENCE CALL
Scheduled for today, December 6 at 10:00 a.m. (ET).  Access the webcast at www.wiley.com> Investor Relations> Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html.  U.S. callers, please dial (800) 289-0438 and enter the participant code 3013070#.  International callers, please dial (323) 994-2083 and enter the participant code 3013070#.

ABOUT WILEY
Wiley, a global research and learning company, helps people and organizations develop the skills and knowledge they need to succeed. Our online scientific, technical, medical, and scholarly journals, combined with our digital learning, assessment and certification solutions help universities, academic societies, businesses, governments and individuals increase the academic and professional impact of their work. For more than 200 years, we have delivered consistent performance to our stakeholders. The company's website can be accessed at www.wiley.com.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.